UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    October 29, 2009

MediaNet Group Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 W. Copans Road, Suite 710, Margate, Florida 33063

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (954) 974-5818

 Not Applicable

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

On October 29, 2009, Lenox Resources, LLC, a Delaware limited liability company (“Lenox”) which is an indirect subsidiary of MediaNet Group Technologies, Inc., a Nevada corporation (the “Company”), executed and closed on a Software Purchase Agreement with MSC, Inc., d/b/a Lariat (the “Agreement”) for the purchase and assignment of database tracking, monitoring, statistic tools and widget software known as “Cinch” and “Connect” (the “Software”) and associated copyrights. The purchase price of the Software was $400,000 paid in cash at closing, together with two percent (2%) of the common stock of the Company. The common stock payable to MSC, Inc., will not be dilutive to the Company’s existing common shareholders. Pursuant to the Agreement, Lenox will hire certain staff of MSC, Inc., who are dedicated to the development of the Software. The Agreement also provides that MSC, Inc., will have a right to market the Software to its own clients as a distributor, with the exclusion of any sale that would compete with the Company.

The foregoing description of the Agreement is not complete and is qualified in its entirety by its reference to the Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits

(d)      Exhibits

Exhibit No.	Description

10.1	Software Purchase Agreement dated October 29, 2009
99.1	Press release dated November 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2009

MEDIANET GROUP TECHNOLOGIES, INC.

By:	/s/ Kent Holmstoel

Kent Holmstoel, Chief Operating Officer